As filed with the Securities and Exchange Commission on September 5, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GMARKET INC.
(Exact name of Registrant as specified in its Charter)
Not Applicable
(Translation of Registrant’s name into English)

The Republic of Korea	7389	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)
8th Floor, LIG Tower
649-11, Yeoksam-Dong
Gangnam-Gu
Seoul 135-912, Korea
+82-2-1566-5701
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

GMARKET INC. Stock Option Plan
(Full Title of the Plan)

CT Corporation System
111 8th Avenue
New York, New York 10011
+1-212-894-8940
(Name, address, including zip code, and telephone number, including area code, of Agent for Service)

With copies to:
Thomas M. Britt III, Esq.
Mark J. Lee, Esq.
Debevoise & Plimpton LLP
13/F, Entertainment Building
30 Queen’s Road Central, Hong Kong
+852-2160-9800

CALCULATION OF REGISTRATION FEE

		Proposed maximum
		aggregate offering	Amount of
Title of securities to be registered	Amount to be registered(1)	price(2)	registration fee
Common shares, par value Won 100 per share (3)	14,851,863	$200,871,447	$21,494

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the above-referenced plan.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h)(1) and 457(c) under the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s American Depositary Shares, or ADSs, reported on the Nasdaq Global Market on September 1, 2006.

(3)	These shares may be represented by the Registrant’s ADSs, each of which represents one common share. The Registrant’s ADSs issuable upon deposit of the common shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-134949).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Part II, Item 3 of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The following documents filed by GMARKET Inc. (the “Registrant”) with the Commission are incorporated by reference herein:
(a)	The Registrant’s prospectus filed with the Commission on June 30, 2006 (the “Prospectus”) pursuant to Rule 424(b) under the Securities Act, which includes the Registrant’s audited financial statements for the year ended December 31, 2005.

(b)	The description of the Registrant’s common shares contained in its Registration Statement on Form 8-A (File No. 000-52060) filed with the Commission on June 19, 2006 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Registrant’s common shares set forth under “Description of Capital Stock” in the Registrant’s Prospectus.

(c)	Exhibits 3.1, 4.1, 4.2 and 4.3 to the Registrant’s Registration Statement on Form F-1 (File No. 333-134794) filed with the Commission pursuant to the Securities Act on June 6, 2006 and as amended on June 12, 2006, June 14, 2006, June 21, 2006, June 27, 2006 and June 28, 2006. See Part II, Item 8 hereof.

(d)	The Registrant's Registration Statement on Form F-6 (Registration No. 333-134949) filed with the Commission pursuant to the Securities Act on June 12, 2006 and as amended on June 21, 2006.
All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
Not Applicable.
Item 5. Interests of Named Experts and Counsel
Not Applicable.

Item 6. Indemnification of Directors and Officers
We have entered into indemnification agreements with each of our directors and executive officers under which we agree to indemnify each of them to the fullest extent permitted by applicable law, from and against all liability and loss suffered, and advance expenses (including attorneys’ fees) in connection with any actual or threatened action, suit, claim, inquiry or proceeding by reason of the fact that he, or a person for whom he is the legal representative, is or was one of our directors or executive officers. Upon receipt of a written notice from a director or executive officer, we will, within 30 calendar days of receipt of notice, advance funds for the payment of expenses, unless (i) we are prohibited under applicable law from indemnifying the director or executive officer for such loss (ii) upon a finding, in the form of a final and binding judgment rendered by a court of competent jurisdiction, that the director or executive officer has breached a fiduciary or other duty owed to us or (iii) if our then-constituted board of directors, based on legal advice of counsel, clearly believes that the director or executive officer has breached a fiduciary or other duty owed to us.
There is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or executive officer.
Item 7. Exemption from Registration Claimed
Not Applicable
Item 8. Exhibits

Number	Description
3.1	Articles of Incorporation of the Registrant (English translation)*

4.1	Form of Stock Certificate of Registrant’s Common Stock (English translation)*

4.2	Form of American Depositary Receipt**

4.3	Form of Deposit Agreement among the Registrant, Citibank, N.A., as depositary and holders of American Depositary Receipts**

5.1	Form of Opinion of Bae, Kim & Lee

10.1	Stock Option Plan (contained in Exhibit 3.1)*

10.2	Form of Stock Option Agreement*

23.1	Consent of Samil PricewaterhouseCoopers

23.2	Consent of Bae, Kim & Lee (contained in Exhibit 5.1)

24.1	Power of Attorney (see signature page of this Registration Statement)

*	Incorporated by reference to the Registrant’s Registration Statement on Form F-1 (File No. 333-134794), as amended. See Part II, Item 3(c) hereof.

**	Incorporated by reference to the Registrant’s Registration Statement on Form F-6 (File No. 333-134949), as amended. See Part II, Item 3(d) hereof.
Item 9. Undertakings
(a)	The Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Seoul, Korea, on September 5, 2006.

GMARKET INC.

By:	/s/ Young Bae Ku

Name:	Young Bae Ku
Title:	Chief Executive Officer and
Representative Director

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint YOUNG BAE KU and DUCKJUN (D.J.) LEE, and each of them, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in-person, ratify and confirm all those said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Young Bae Ku	Chief Executive Officer (principal executive officer) and Director (Representative Director)	September 5, 2006
Name: Young Bae Ku

/s/ Duckjun (D.J.) Lee	Chief Financial Officer (principal financial and	September 5, 2006
Name: Duckjun (D.J.) Lee	accounting officer)

/s/ Ki Hyung Lee	Director	September 5, 2006
Name: Ki Hyung Lee

/s/ Sang Kyu Lee	Director	September 5, 2006
Name: Sang Kyu Lee

/s/ John E. Milburn	Director	September 5, 2006
Name: John E. Milburn

/s/ Massoud Entekhabi	Director	September 5, 2006
Name: Massoud Entekhabi

Director
Name: Joon-Ho Hahm

Director
Name: Hakkyun Kim

/s/ Massoud Entekhabi	Authorized Representative in	September 5, 2006
Name: Massoud Entekhabi	the United States

Exhibit 5.1
[Bae, Kim and Lee Letterhead]
GMARKET INC.
8th Floor, LIG Tower
649-11, Yeoksam-dong, Gangnam-gu
Seoul, 135-912 Korea
September 5, 2006
Ladies and Gentlemen:
     We have acted as special Korean counsel to Gmarket Inc. (the “Company”), and have examined the final draft of Registration Statement on Form S-8 to be filed by the Company, with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an amount of common shares par value Won 100 per share (the “Shares”) issuable pursuant to (i) the stock option plan (the “Plan”) under the articles of incorporation of the Company, and (ii) the resolutions of the general meeting of the shareholders adopted with respect to the Plan.
     For the purposes of this opinion, we have examined all such laws and regulations of the Republic of Korea (“Korea”) as are relevant to the Plan, the originals or copies, photocopies, certified or otherwise identified to our satisfaction, of all such corporate and official records of the Company and such other instruments and certificates of officers and representatives of the Company and of all such published records, regulations, certificates, rulings and orders of officials and agencies of the Government of Korea and of all such other agreements, documents and matters as we have considered necessary or desirable for the opinion expressed below.
     In such examinations, we have assumed, (a) the genuineness of all signatures, seals, stamps and markings, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies thereof; that (b) the copy of the articles of incorporation of the Company is true, complete, accurate and up-to-date; and that (c) each of the resolution adopted by the general meeting of shareholders referred to in (ii) above was duly adopted at a properly constituted meeting and that such resolution has not been amended or rescinded.
     Based on the foregoing and subject to the reservations and qualifications set out below, we are of the opinion that the Shares to be issued by the Company have been duly and validly authorized, and when issued, sold and paid for in the manner described in the Plan and in accordance with the resolutions adopted by the general meeting of shareholders, such Shares will be validly issued, fully paid and non-assessable.
     This opinion is strictly limited to the matters addressed herein and may not be read as an opinion with respect to any other matter. This opinion is confined to and given on the basis of Korean law as currently in effect and we do not pass upon and we express no opinion in respect of those matters governed by or construed in accordance with the laws of any jurisdiction other than Korea.
     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving this consent, we do not thereby concede that we come within the category of person whose consent is required by the Securities Act or the rules and regulations promulgated thereunder.

Yours faithfully,

/s/ Bae, Kim & Lee
Bae, Kim & Lee

Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to incorporation by reference in this Registration Statement on Form S-8 of our report dated April 4, 2006 relating to the financial statements of GMARKET INC., which appear in GMARKET INC.'s prospectus dated June 30, 2006.
/s/ Samil PricewaterhouseCoopers
Samil PricewaterhouseCoopers
Seoul, Korea
September 5, 2006